Exhibit 10.19
LICENSE AGREEMENT
     THIS AGREEMENT is made this 30th day of June, 2003 (the “Effective Date”) by and between KOSS CORPORATION, a Delaware corporation with its principal place of business at 4129 North Port Washington Avenue, Milwaukee, WI 53212 (the “LICENSOR”) and SONIGEM PRODUCTS, INC., a corporation organized under the laws of the Province of Ontario, with its principal place of business at 300 Alden Road, Markham, Ontario L3R 4C1(the “LICENSEE”).
     WHEREAS, LICENSEE desires to obtain the right to use certain trademarks of LICENSOR in connection with the marketing and sale of certain of LICENSEE’s products; and
     WHEREAS, LICENSOR is willing to grant such rights to LICENSEE upon the terms and conditions set forth below;
     NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and conditions herein contained, the parties hereby agree as follows:
1.	DEFINITIONS.
     For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the meanings set forth below:
     1.1 “Licensed Trademarks” mean the “Koss” trademarks listed on Exhibit A to this Agreement.
     1.2 “Products” mean the consumer electronic products of LICENSEE set forth on Exhibit B to this Agreement.
     1.3 “Licensed Products” mean all Products of LICENSEE that have the Licensed Trademarks affixed or attached thereto in any manner.
     1.4 “Territory” means Canada.
     1.5 “Contract Period” means the period beginning on the Effective Date and ending on June 30, 2008 and any applicable renewal period.
     1.6 “Contract Year” means the fiscal year of Koss Corporation (July 1-June 30).
     1.7 “Calendar Quarter” means each three-month period during the term of this Agreement, with the first Calendar Quarter beginning on July 1, 2003 (i.e., July 1, 2003 through September 30, 2003; October 1, 2003 though January 31, 2004, etc.).
2.	GRANT OF LICENSE; LICENSOR’S SALES.
     2.1 Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE the exclusive right and license to use the Licensed Trademarks within the

Territory during the Contract Period in connection with, and only with, the manufacture, promotion, distribution and sale of the Licensed Products.
     2.2 LICENSEE will not make or authorize any use, direct or indirect, of the Licensed Trademarks outside of the Territory; provided, however, that subject to the provisions of Section 2.3 below, LICENSEE has the right to have the Licensed Products manufactured outside the Territory solely for sale by LICENSEE inside the Territory.
     2.3 LICENSEE has the right to subcontract the manufacture of the Licensed Products to another entity, provided that such entity executes a letter agreement in form substantially similar to Exhibit C attached hereto. LICENSEE shall not grant any other subcontracting rights other than as provided in this Section 2.3.
     2.4 LICENSEE agrees to sell Products and Licensed Products to LICENSOR at a price equal to the price LICENSEE pays for such Products or Licensed Products, plus ten percent (10%), payment terms of net ninety (90) days. Notwithstanding anything to the contrary set forth in this Agreement, any schedule or Exhibit hereto, or any other document, LICENSOR and LICENSEE acknowledge and agree that LICENSOR has the right, without any restrictions and on terms acceptable to LICENSOR in its sole discretion, to sell Products or Licensed Products (i) within the Territory or outside of the Territory to the U.S. military or U.S. government or any other military or governmental agency (ii) by direct mail or out of any of LICENSOR’s outlet stores existing now or in the future, or (iii) directly to customers or end-users through LICENSOR’s web site or otherwise via the Internet.
3.	LICENSEE’S OBLIGATIONS.
     3.1 LICENSEE will not manufacture, advertise, promote, distribute or sell any Licensed Products:
(a)	in violation of any law or regulatory restriction; or

(b)	in any manner that damages the image, reputation or goodwill of the Licensed Trademarks or of LICENSOR or portrays LICENSOR or the Licensed Products in a false or poor light.
     3.2 During the Contract Period, LICENSEE will diligently manufacture, promote, distribute and sell Licensed Products and make and maintain adequate arrangements for the distribution, repair and servicing of the Licensed Products throughout the Territory. LICENSEE and LICENSOR shall each inform the other party of their respective toll-free customer service telephone numbers, and shall inform customers who have mistakenly telephoned one party of the other party’s customer service telephone number.
     3.3 LICENSEE will not sell refurbished Products labeled with the Licensed Trademarks unless such Products are clearly and conspicuously labeled as refurbished merchandise.

     3.4 At the request of LICENSOR, LICENSEE will pay to LICENSOR in advance all translation costs, filing fees and all other fees, costs and expenses associated with “registered user” filings within the Territory.
     3.5 A breach of LICENSEE’s obligations regarding the Licensed Trademarks may result in irreparable injury for which there may be no adequate remedy at law. Therefore, in the event of any breach or threatened breach of LICENSEE’s obligations regarding the Licensed Trademarks, LICENSOR will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction.
4.	APPROVAL OF LICENSED PRODUCTS.
     4.1 LICENSOR has the right to approve or disapprove, in the manner provided herein in advance of sale, the quality, style, appearance, material and workmanship of all Licensed Products and the packaging therefor, and to approve or disapprove in advance any and all trademarks, trade names, designs and logos (whether included in the Licensed Trademarks or not) used in connection with the Licensed Products. LICENSEE shall not advertise, distribute or sell any such Licensed Product that has not been approved by LICENSOR. Before selling or distributing any Licensed Product, LICENSEE shall submit to LICENSOR for its approval, artist renderings of the proposed Products and/or mock-ups with full engineering specifications together with packaging, labels and the like. Within twenty (20) business days after receipt of each of the renderings and/or mock-ups, LICENSOR will approve or disapprove such Products in writing, failing which such products shall be deemed to have been approved. After LICENSOR has approved the proposed Products and LICENSEE has obtained tooling for the proposed Products, LICENSEE shall provide LICENSOR with off-tool and/or production samples of the Products and LICENSOR shall disapprove such samples in writing within twenty (20) business days after LICENSOR’s receipt of such items or else LICENSOR shall be deemed to have approved them. LICENSEE shall also provide to LICENSOR, at no cost to LICENSOR, three (3) working samples of each Product within thirty (30) days of the commencement of production of such Product. Licensed Products that are sold or distributed by LICENSEE under this Agreement will be of no lesser quality than the corresponding samples approved by LICENSOR. LICENSOR will not unreasonably withhold approval required by LICENSOR under this Section 4.1.
     4.2 During the Contract Period, LICENSEE shall take all actions reasonably necessary to cure any defects in the Licensed Products and will act to preserve the image, reputation and goodwill of the Licensed Trademarks and of LICENSOR.
     4.3 LICENSEE shall make such warranties as are legally required in connection with the sale of the Licensed Products, including all manufacturer’s warranties to customers.
5.	APPROVAL OF ADVERTISING, APPEARANCE AND USE OF LICENSED TRADEMARKS.
     5.1 LICENSOR has the right to approve or disapprove, in advance of LICENSEE’s commercial use of the Licensed Products, the contents, appearance and presentation of all advertising materials that incorporate the Licensed Trademarks or that make reference in any way to the Licensed Trademarks or Licensed Products. Before producing, publishing or distributing any advertising materials hereunder, LICENSEE shall submit to LICENSOR, for its approval, line art and color specifications for the materials. LICENSOR will, within twenty (20) business days after receipt, approve or disapprove such material in writing, failing which such material shall be deemed to have been approved, provided that LICENSOR’s approval shall be subject to submission and approval of LICENSEE’s final packaging materials. LICENSOR will not unreasonably withhold approval required by LICENSOR under this Section 5.1.
     5.2 LICENSEE agrees to protect, indemnify and save harmless LICENSOR, LICENSOR’s parent, subsidiaries and affiliates and all officers, directors, agents, employees and representatives thereof, from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, including reasonable attorneys’ fees, arising out of, or in any way connected with, any claim or action relating to the contents of LICENSEE’s advertising or of the Licensed Products, whether or not approved by LICENSOR hereunder, but not including claims that the Licensed Trademarks infringe a third party’s intellectual property rights.
     5.3 LICENSOR has the right to include a full line catalog of LICENSOR’s products within each Product to which the Licensed Trademarks are affixed and distributed by LICENSEE. A sample of the full line catalog will be provided to LICENSEE, who shall instruct LICENSOR on a quarterly basis as to the quantity of full line catalogs needed and the destination where they should be shipped for LICENSEE’s packaging purposes. LICENSOR also has the right to include promotional coupons for certain of LICENSOR’s products on a quarterly basis except as prohibited by specific retailers. Such coupons shall be provided in a manner similar to that set forth above for the full line catalog and are to be included in every product bearing the Licensed Trademarks and distributed by LICENSEE.
     5.4 LICENSEE will provide to LICENSOR a copy of LICENSEE’s most recent list of holders of warranties on all Products distributed by LICENSEE. LICENSOR agrees to keep such information confidential and to use it solely for soliciting direct mail consumer sales.
6.	ROYALTIES; PAYMENT; RENEWAL.
     6.1 During each Calendar Quarter of the term of this Agreement, LICENSEE will pay to LICENSOR as royalties (“Royalties”) the greater of (1) the royalty rate percentage of net sales of the Licensed Products as set forth in Exhibit B to this Agreement, and (2) the Minimum Quarterly Royalty in Section 6.2 below. The term “net sales” with respect to the Licensed Products means the total amount invoiced by LICENSEE for sales of the Licensed Products less (a) the total amount of returns of the Licensed Products, as exemplified on Exhibit D to this Agreement, (b) volume rebate credits and co-operative advertising allowances (which LICENSEE shall provide to LICENSOR on the quarterly commission schedule), and (c) any sales taxes (i.e., provincial sales tax and GST) included in the price of the Licensed Products. No Royalties will be due on sales of products from LICENSEE to LICENSOR.
     6.2 During the applicable Contract Year, the minimum quarterly Royalties (“Minimum Quarterly Royalties”) for each Calendar Quarter during that Contract Year are as follows:

Contract Year	Minimum Quarterly Royalties
July 1, 2003 — June 30, 2004	U.S. $12,500
July 1, 2004 — June 30, 2005	U.S. $18,750
July 1, 2005 — June 30, 2006	U.S. $25,000
July 1, 2006 — June 30, 2007	U.S. $31,250
July 1, 2007 — June 30, 2008	The greater of U.S. $37,500 or the Minimum Quarterly Royalties paid by LICENSEE for July 1, 2006 — June 30, 2007
If at the end of any Calendar Quarter, the cumulative total Royalties paid by LICENSEE to LICENSOR do not equal or exceed the cumulative Royalty for such Calendar Quarter as set forth in Exhibit E, then LICENSEE shall pay to LICENSOR the difference between the Minimum Quarterly Royalties for such Calendar Quarter and the Royalties paid by LICENSEE to LICENSOR for such Calendar Quarter within thirty (30) days following the end of such Calendar Quarter.
     6.3 If as of June 30, 2008, LICENSOR elects to renew this Agreement as hereinafter provided for an additional two (2) year period, LICENSEE shall pay to LICENSOR the following Minimum Quarterly Royalties:

Contract Year	Minimum Quarterly Royalties
July 1, 2008 — June 30, 2009	The greater of U.S. $39,375 or the Minimum Quarterly Royalties paid by LICENSEE for July 1, 2007 — June 30, 2008
July 1, 2009 — June 30, 2010	The greater of U.S. $41,344 or the Minimum Quarterly Royalties paid by LICENSEE for July 1, 2008 — June 30, 2009
If at the end of any Calendar Quarter, the cumulative total Royalties paid by LICENSEE to LICENSOR do not equal or exceed the cumulative Royalty for such Calendar Quarter as set forth in Exhibit E, then LICENSEE shall pay to LICENSOR the difference between the Minimum Quarterly Royalties for such Calendar Quarter and the Royalties paid by LICENSEE to LICENSOR for such Calendar Quarter within thirty (30) days following the end of such Calendar Quarter.
     6.4 LICENSEE shall make payment of Royalties quarterly on or before the 20th day following the end of each Calendar Quarter of each Contract Year during the term of this Agreement (i.e., January 20, April 20, July 20 and October 20) and within thirty (30) days after the expiration or earlier termination of this Agreement, in respect of all Licensed Products shipped during such quarter.

     6.5 LICENSEE’s payment of all Royalties must be in United States dollars. The late payment of any Royalties will bear interest at the rate of one and one-half percent (1-1/2%) per month, or at the highest rate permitted by applicable state law, whichever is lower.
7.	BOOKS, RECORDS, AND STATEMENTS.
     7.1 LICENSEE shall maintain for three (3) years following the close of each Contract Year accurate books and records that disclose, at a minimum, the following: the cost of sales of the Licensed Products, the amount of sales of the Licensed Products, the amount of credits for returns, trade discounts and customers’ shipping costs, the amount of all Royalties payable hereunder by LICENSEE and the manner in which such Royalties were determined.
     7.2 LICENSEE shall deliver to LICENSOR with each quarterly payment a detailed accounting statement showing the calculation of such Royalties payment. Such statement must be in sufficient detail to be audited from the books of LICENSEE maintained pursuant to Section 7.1. By the 15th day of each month during each Contract Year during the term of this Agreement, LICENSEE shall also provide LICENSOR with a preliminary tabulation of the sales and returns by customer and by Product model number for the prior month, for LICENSOR’s use and analysis.
     7.3 Within ninety (90) days after the close of each Contract Year, LICENSEE shall furnish to LICENSOR a statement, certified to be true and correct by LICENSEE’s Chief Financial Officer, that the accounting for sales is complete and correct, and the total sales of the Licensed Products to each retail account.
     7.4 LICENSOR, at its expense, has the right at any time during regular business hours after the end of any Contract Year, upon five (5) days written notice to LICENSEE, to have a representative of LICENSOR examine or audit the books, accounts and records of LICENSEE that pertain to the manufacture, distribution and sale of the Licensed Products and the amount of credit for returns, trade discounts and customers’ shipping costs with respect thereto, and other books and records as they may be reasonably required by LICENSOR’s accountants to verify the figures reported in any statements furnished to LICENSOR pursuant to this Section 7. LICENSEE shall make such books of account and records available to LICENSOR and its accountants at LICENSEE’s office located as herein stated or such other place as the parties mutually agree. LICENSEE shall render all possible assistance to LICENSOR and its accountants for the purpose of facilitating the checking or auditing of net sales and of the figures set forth in any of LICENSEE’s statements. If the examination or audit reveals the underpayment of any Royalties, LICENSEE shall immediately pay LICENSOR the amount of the deficiency with interest, and if the deficiency exceeds five percent (5%) of the amount of Royalties paid with respect to such year or years audited, LICENSEE shall pay the cost of the examination or audit.
8.	TRADEMARKS.
     8.1 LICENSEE will imprint irremovably and legibly on each Licensed Product manufactured, distributed or sold under this Agreement (including, but not limited to, advertising, promotional, packaging and wrapping material and any other such material wherein the Licensed Trademarks may appear), the appropriate trademark and/or copyright notices, as designated in writing in advance by LICENSOR. LICENSEE will deliver to LICENSOR upon request, free of cost, samples of each Licensed Product together with their packaging and wrapping material for approval and for trademark and/or copyright registration purposes.
     8.2 LICENSEE will not, during the term of this Agreement or thereafter, file any application for trademark registration or otherwise obtain or attempt to obtain ownership of any name, design, logo, trademark or trade name, within the Territory or in any other country of the world, which includes or is confusingly similar to or suggestive of the Licensed Trademarks.
     8.3. LICENSEE will not, directly or indirectly, challenge or contest LICENSOR’s ownership of or rights in the Licensed Trademarks, whether for the Licensed Products or otherwise.
     8.4 All use of the Licensed Trademarks by LICENSEE inure to the benefit of LICENSOR, and LICENSEE does not and will not acquire any rights therein adverse to LICENSOR.
9.	MAINTENANCE OF LICENSED TRADEMARKS.
     LICENSEE shall promptly notify LICENSOR in writing of any infringement by others of the Licensed Trademarks on articles similar to the Licensed Products if and when such infringement becomes known to LICENSEE and shall provide LICENSOR with any available evidence of such infringement. Only LICENSOR has the right to commence legal proceedings against such infringer. In any infringement action, proceeding or claim brought by LICENSOR, LICENSEE, at its expense, shall make available to LICENSOR any relevant books, records, papers, information, designs, samples, specimens, and the like and shall cause any of LICENSEE’s employees to be deposed or to testify, whenever requested to do so by LICENSOR.
10.	INDEMNIFICATION AND INSURANCE.
     10.1 LICENSEE shall protect, indemnify and save harmless LICENSOR, LICENSOR’s parent, subsidiaries and affiliates and all officers, directors, agents, employees and representatives thereof, and any of them, from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, including reasonable attorneys’ fees, arising out of, or in any way connected with, any claim or action for the violation by LICENSEE of any statutory or regulatory obligation, any claim or action for injury or damage to property, personal injury, death or other cause of action involving alleged defects in Licensed Products, and any other claim or action arising out of LICENSEE’s activities pursuant to this Agreement or other conduct of its business, including infringement claims.
     10.2 LICENSEE shall, within thirty (30) calendar days after the execution of this Agreement, obtain from an insurance company reasonably acceptable to LICENSOR, and maintain during the term of this Agreement and for a period of twenty-four (24) months following the expiration or termination of this Agreement, public and products liability insurance with a limit of liability of not less than Two Million ($2,000,000) U.S. dollars per occurrence to protect LICENSOR against any liabilities with which it may be charged because of damage or injuries suffered by any servants, agents, contractors, employees or customers of LICENSEE or by the general public, resulting from the use or sale of the Licensed Products manufactured, distributed, advertised, leased or sold by LICENSEE or by LICENSEE’s contractor. LICENSEE shall include LICENSOR’s name in such policy as an additional named insured and an additional loss payee, and shall deliver to LICENSOR a certificate thereof. Said insurance shall provide that it cannot be canceled without the insurer first giving LICENSOR twenty (20) calendar days’ advance written notice thereof. LICENSEE shall furnish or cause to be furnished to LICENSOR evidence of the maintenance and renewal of the insurance required herein, including, but not limited to, copies of policies, certificates of insurance, with applicable riders and endorsements, and proof of premium payments.
11.	DEFAULT; TERMINATION.
     11.1 In the event of a default by either party in the performance of any of its obligations pursuant to this Agreement, the non-defaulting party shall give written notice of such default to the defaulting party. Within 30 days of its receipt of such notice, the defaulting party shall cure the default. If the defaulting party does not take such corrective actions or cure the default within 30 days, the non-defaulting party has the right to terminate this Agreement by providing written notice to the defaulting party. The right to remedy a default does not apply to LICENSEE’s breach of Sections 4, 5, 6 or 7 of this Agreement, which will give LICENSOR the right to treat such breach as a non-curable default and to terminate this Agreement.
     11.2 Either party has the right to terminate this Agreement upon ten (10) days prior notice upon the occurrence of any of the following events:
(a)	If the other party becomes insolvent or makes an assignment for the benefit of creditors or becomes the subject of receivership, bankruptcy or other insolvency or debtor relief proceedings, or any similar proceedings;

(b)	If the other party ceases to do business; or

(c)	Except as permitted under Section 14 below, if the other party attempts to assign any of its rights under this Agreement.
     A party’s exercise of its right, pursuant to this Section 11.2, to terminate this Agreement is without prejudice to any other legal or equitable remedy such party may hold against the other party by reason of the other party’s breach of any term or condition of this Agreement.
     11.3 LICENSEE has the right to terminate this Agreement at any time by giving written notice to LICENSOR during the course of any Contract Year, in which case this Agreement will continue in full force and effect for an additional one (1) Contract Year after December 31 of the Contract Year in which the notice of termination was given. The Minimum Quarterly Royalties in effect at the time of the notice of termination will remain constant for the remaining Contract Years of this Agreement.
     11.4 Commencing with the Contract Year starting January 1, 2005, LICENSOR has the right to terminate this Agreement during the Course of any Contract Year if one of the following thresholds is not met with regard to the Royalties paid by LICENSEE for the periods referenced below: (i) LICENSEE’s average Royalties from the two (2) most recent Contract Years do not exceed 110% of the average annual Minimum Quarterly Royalties from the same two (2) year period, or (ii) LICENSEE’s actual Royalties for the most recent Contract Year do not exceed 70% of the actual Royalties for the immediately preceding Contract Year. In the event of such notice of termination from LICENSOR, this Agreement will continue in full force and effect for an additional one (1) Contract Year after December 31 of the Contract Year in which the notice of termination was given. The Minimum Quarterly Royalties in effect at the time of the notice of termination will remain constant for the remaining Contract Years of this Agreement.
     11.5 No assignee for the benefit of creditors, receiver, liquidator, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of LICENSEE’s assets or business, has any right to continue performance of this Agreement, and this Agreement may not be assigned by operation of law.
     11.6 Failure to terminate this Agreement pursuant to this Section 11 does not effect or constitute a waiver of any remedies the non-defaulting party is entitled to demand, whether by way of damages, termination or otherwise. Termination of this Agreement is without prejudice to the rights and liabilities of either party to the other in respect of any matter arising under this Agreement.
12.	RIGHTS AFTER TERMINATION.
     12.1 Except as provided in Section 12.2 below, from and after the termination of this Agreement, whether because of non-renewal, default or otherwise, all of the rights of LICENSEE to the use of the Licensed Trademarks will, except as hereinafter expressly provided, cease absolutely, and LICENSEE must not thereafter manufacture, advertise, promote, distribute or sell any item in connection with the Licensed Trademarks. It is further agreed that following such termination, LICENSEE shall not manufacture, advertise, promote, distribute or sell any item in connection with the use of any name, figure, design, logo, trademark or trade name similar to or suggestive of the Licensed Trademarks.
     12.2 Notwithstanding Section 12.1 above, so long as LICENSOR does not terminate this Agreement as set forth in Sections 11.1 and 11.2 above, any Licensed Products for which as of the date of any other termination LICENSEE has non-cancelable open orders may be sold by LICENSEE on a non-exclusive basis during the 9-month period following the date of termination. LICENSEE shall continue to pay Royalties to LICENSOR with respect to such sales at the rate and in the manner specified in this Agreement. Within 30 days of the date of termination, LICENSEE shall provide to LICENSOR a complete listing of the inventory in transit and the warehoused inventory. LICENSEE has no right to manufacture any additional Licensed Products after the date of termination.
13.	NOTICE.
     All notices required or provided for in this Agreement must be in writing and must be given by registered mail, prepaid and properly addressed to the last known address of the party to be served herewith, or by telecopy facsimile and confirmed by regular mail, and will be deemed to have been given on the third (3rd) day after mailing or on the same day as the facsimile transmission is received. Notices sent to LICENSOR shall be addressed as follows:
KOSS Corporation
4129 North Port Washington Avenue
Milwaukee, WI 53212
Attn: President
Fax No.: (414) 967-1537
Notices sent to LICENSEE shall be addressed as follows:
Sonigem Products, Inc.
300 Alden Road
Markham, Ontario L3R 4C1
Attn: President
Fax No.: 905-940-4411
14.	ASSIGNMENT.
     This Agreement binds and inures to the benefit of LICENSOR, and the successors and assigns of LICENSOR. The rights granted LICENSEE hereunder are exclusive to it and may not, without the prior written consent of LICENSOR, be transferred or assigned to any other entity. In the event of the merger or consolidation of LICENSEE with any other entity, LICENSOR has the right to terminate this Agreement by so notifying LICENSEE in writing on or before sixty (60) days after LICENSOR has received written notice of such merger or consolidation.
15.	INDEPENDENT CONTRACTORS.
     The relationship of LICENSOR and LICENSEE established by this Agreement is that of independent contractors, and nothing contained in this Agreement will be construed to (a) give either party the power to direct and control the day-to-day activities of the other, (b) constitute the parties as partners, joint venturers, co-owners, or otherwise as participants in a joint or common undertaking, or (c) allow LICENSEE or LICENSOR to create or assume any obligation on behalf of the other party for any purpose whatsoever, unless otherwise expressly provided in this Agreement.
16.	CONFIDENTIALITY.
     16.1 Definition of Confidential Information. Each party may receive (the “Recipient”) confidential or proprietary information from the other party (the “Disclosing Party”) in the course of performing its obligations under this Agreement. Confidential information includes the terms of this Agreement and any information from the Disclosing Party that: (i) is marked as “Confidential” or “Proprietary,” (ii) is reasonably identifiable as the confidential information of the Disclosing Party, (iii) is not generally known in the businesses and industries in which the Recipient is engaged, or (iv) under the circumstances of the disclosure should reasonably be considered as confidential or proprietary information of the Disclosing Party. Confidential information does not include any information that is: (a) rightly and lawfully known to the Recipient before receipt from the Disclosing Party; (b) publicly available through no fault of the Recipient; (c) rightly and lawfully received by the Recipient from a third party without a duty of confidentiality; or (d) independently developed by the Recipient without use of or access to the Disclosing Party’s confidential information.
     16.2 Obligations of Confidentiality. Both parties will take reasonable care, but in no event less care than the party uses to protect its own confidential information, to preserve in strict confidence any confidential or proprietary information obtained by them, their agents or employees. Each party will use the confidential information only in the course of performing its obligations under this Agreement, unless otherwise agreed to by the Disclosing Party in writing. Disclosure of confidential information required by a government body or court of law is not a violation of this Section 16 if the Recipient gives prompt notice of the required disclosure to the Disclosing Party (and a reasonable opportunity for the Disclosing Party to obtain a protective order) and the Recipient discloses only the amount of confidential information required to comply with the government body or court of law.
     16.3 Obligations Upon Termination. Each party shall at its own expense return to the other party or otherwise dispose as the Disclosing Party may instruct, any information sent by the Disclosing Party (including electronically sent) to the Recipient.
17.	MISCELLANEOUS.
     17.1 Section headings contained herein are solely for the purpose of aiding in location of subject matter and are not to be given weight in the construction of this Agreement.
     17.2 This writing constitutes the entire Agreement between the parties regarding the subject matter of this Agreement and may not be changed or modified except by a writing signed by the parties to this Agreement.
     17.3 If and to the extent that any provisions of this Agreement are prohibited or unenforceable under any applicable law, such provisions shall be ineffective to the extent of such prohibition or unenforceable without invalidating the remaining provisions hereof or affecting the validity or enforceability of any other provision hereof.
     17.4 The failure of either party at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof and each may at any time demand strict and complete performance by the other of said terms, covenants and conditions.
     17.5 This Agreement is governed by the substantive laws of the State of Wisconsin (regardless of laws that might be applicable under principles of conflicts of laws) as to all matters, including but not limited to matters of validity, construction, effect and performance. Resolution of any and all disputes between LICENSOR and LICENSEE arising from or in connection with this Agreement, whether based on contract, tort, common law, equity, statute, regulation, order or otherwise, will be governed by and settled in accordance with binding arbitration by three (3) arbitrators; provided, however, that the three arbitrators selected must each have extensive knowledge in the area of federal trademark law. If the parties cannot agree on the selection of three arbitrators, each party shall select one arbitrator, and those two arbitrators together shall select the third arbitrator, and the three arbitrators, shall resolve the dispute as provided herein. The arbitrators’ findings and decisions must be limited to the subject matter of the dispute, and such findings and decisions must be in writing and are final and binding on the parties hereto, and must specify the reasons for and facts on which such findings and decisions were reached. The parties hereto shall bear equally the arbitrators’ fees and charges, and each party shall bear its other costs and expenses for the arbitration, including attorneys’ fees. The arbitration must be conducted in Milwaukee, Wisconsin. To the extent that the parties hereto need to enforce the arbitration provisions in this Agreement or need to enforce or otherwise give effect to any arbitration finding, decision or award, any such action or proceeding must be adjudicated before a federal or state court located in Milwaukee, Wisconsin, and the parties hereby submit to the exclusive jurisdiction of the courts of the State of Wisconsin located in Milwaukee, Wisconsin, and of the federal courts located in Milwaukee, Wisconsin, with respect to any such action or proceeding commenced by either party. The parties hereto irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, and hereby consent to the service of process in any such action or proceeding by means of registered or certified mail, return receipt requested, in care of the applicable address set forth under the notice provisions in this Agreement.
     17.6 No delay, failure or default in performance of any obligation by either party will constitute a breach of this Agreement to the extent caused by an act of God, natural disaster, civil disturbance or other cause beyond the party’s reasonable control and that the party could not have prevented by reasonable precautions. If a force majeure event prevents LICENSEE from performing under this Agreement for more than 90 days, LICENSOR may terminate this Agreement by providing written notice of such termination to LICENSEE.
     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed as of the Effective Date.

KOSS CORPORATION

By: /s/ Michael J. Koss
Michael J. Koss
Title: President and CEO

SONIGEM PRODUCTS, INC.

By: /s/ Reuben Klein
Reuben Klein
Title: President and CEO

EXHIBIT A
KOSS (Plain Block Letters) (as shown in U.S. Registration No. 1,821,035)
KOSS (Stylized) (as shown in U.S. Registration No. 1,850,556)
KOSS & Design (as shown in U.S. Registration No. 2,070,098)

EXHIBIT B
Description of Products to be sold under LICENSOR’s Trademark.
     1. Video Products. Includes, but is not limited to (i) Televisions using Cathode Ray Tube, Liquid Crystal Display, Plasma and Projection Technology, and (2) Video Cassette Recorders/Players (VCRs).
     2. Communications Products. Includes, but is not limited to (i) Telephones (line operated whether corded or cordless handsets), (ii) Answering Machines with or without an Integrated Telephone, and (iii) Two-way Radios whether in FRS, GMRS or MURS Technology Formats.

EXHIBIT C
TO:
FROM:          (Subcontractor) Manufacturing Factory
RE:      Use of the “Koss” Brandname
The purpose of this letter is to acknowledge that                                          has the right to manufacture Licensed Products, as defined in the License Agreement between Sonigem Products, Inc. (“Sonigem”) and Koss Corporation dated                                         , 2003 (“License Agreement”), bearing the “Koss” brandname and trademarks only for the account of Sonigem and only as a subcontract manufacturer pursuant to Sections 2.2 and 2.3 of the License Agreement and for no other purpose. We agree that we will not use the “Koss” name on any products other than those manufactured for Sonigem’s account.                                          agrees that neither it nor any affiliated or related individual or entity (i) will, at any time, file any application for trademark registration or otherwise obtain or attempt to obtain ownership of the “Koss” brandname or trademarks, or any name or mark that is confusingly similar thereto, anywhere in the world or (ii) directly or indirectly challenge or contest Koss Corporation’s ownership of or rights in the “Koss” brandname and tradenames, whether for the Licensed Products or otherwise.

EXHIBIT D
Calculation of Quarterly Royalties Payment (in U.S. Dollars)

Products	Total Sales		Returns		Net Sales		Royalty Rate
Video Products	$	_____	$	_____	$	_____	1%

Communications Products	$	_____	$	_____	$	_____	1.5%
TOTAL ROYALTIES PAYMENT U.S. $

EXHIBIT E
Cumulative Royalty Schedule

Calendar Quarter	Cumulative Royalty
July 1, 2003 — September 30, 2003	$12,500
October 1, 2003 — December 31, 2003	$25,000
January 1, 2004 — March 31, 2004	$37,500
April 1, 2004 — June 30, 2004	$50,000

July 1, 2004 — September 30, 2004	$68,750
October 1, 2004 — December 31, 2004	$87,500
January 1, 2005 — March 31, 2005	$106,250
April 1, 2005 — June 30, 2005	$125,000

July 1, 2005 — September 30, 2005	$150,000
October 1, 2005 — December 31, 2005	$175,000
January 1, 2006 — March 31, 2006	$200,000
April 1, 2006 — June 30, 2006	$225,000

July 1, 2006 — September 30, 2006	$256,250
October 1, 2006 — December 31, 2006	$287,500
January 1, 2007 — March 31, 2007	$318,750
April 1, 2007 — June 30, 2007	$350,000

July 1, 2007 — September 30, 2007	The greater of $387,500 or $350,000 + the average Minimum Quarterly Royalties paid by LICENSEE for July 1, 2006 — June 30, 2007 (the “17th Minimum Quarterly Royalty”)

October 1, 2007 — December 31, 2007	The 17th Minimum Quarterly Royalty + the greater of (i) $37,500 and (ii) the average Minimum Quarterly Royalties paid by LICENSEE for July 1, 2006 — June 30, 2007 (the “18th Minimum Quarterly Royalty”)

January 1, 2008 — March 31, 2008	The 18th Minimum Quarterly Royalty + the greater of (i) $37,500 and (ii) the average Minimum Quarterly Royalties paid by LICENSEE for July 1, 2006 — June 30, 2007 (the “19th Minimum Quarterly Royalty”)

April 1, 2008 — June 30, 2008	The 19th Minimum Quarterly Royalty + the greater of (i) $37,500 and (ii) the average Minimum Quarterly Royalties paid by LICENSEE for July 1, 2006 — June 30, 2007 (the “20th Minimum Quarterly Royalty”)

Calendar Quarter	Cumulative Royalty
July 1, 2008 — September 30, 2008	The 20th Minimum Quarterly Royalty + the greater of (i) $39,375 and (ii) the average Minimum Quarterly Royalties paid by LICENSEE for July 1, 2007 — June 30, 2008 (the “21st Minimum Quarterly Royalty”)

October 1, 2008 — December 31, 2008	The 21st Minimum Quarterly Royalty + the greater of (i) $39,375 and (ii) the average Minimum Quarterly Royalties paid by LICENSEE for July 1, 2007 — June 30, 2008 (the “22nd Minimum Quarterly Royalty”)

January 1, 2009 — March 31, 2009	The 22nd Minimum Quarterly Royalty + the greater of (i) $39,375 and (ii) the average Minimum Quarterly Royalties paid by LICENSEE for July 1, 2007 — June 30, 2008 (the “23rd Minimum Quarterly Royalty”)

April 1, 2009 — June 30, 2009	The 23rd Minimum Quarterly Royalty + the greater of (i) $39,375 and (ii) the average Minimum Quarterly Royalties paid by LICENSEE for July 1, 2007 — June 30, 2008 (the “24th Minimum Quarterly Royalty”)

July 1, 2009 — September 30, 2009	The 24th Minimum Quarterly Royalty + the greater of (i) $41,344 and (ii) the average Minimum Quarterly Royalties paid by LICENSEE for July 1, 2008 — June 30, 2009 (the “25th Minimum Quarterly Royalty”)

October 1, 2009 — December 31, 2009	The 25th Minimum Quarterly Royalty + the greater of (i) $41,344 and (ii) the average Minimum Quarterly Royalties paid by LICENSEE for July 1, 2008 — June 30, 2009 (the “26th Minimum Quarterly Royalty”)

January 1, 2010 — March 31, 2010	The 26th Minimum Quarterly Royalty + the greater of (i) $41,344 and (ii) the average Minimum Quarterly Royalties paid by LICENSEE for July 1, 2008 — June 30, 2009 (the “27th Minimum Quarterly Royalty”)

April 1, 2010 — June 30, 2010	The 27th Minimum Quarterly Royalty + the greater of (i) $41,344 and (ii) the average Minimum Quarterly Royalties paid by LICENSEE for July 1, 2008 — June 30, 2009 (the “28th Minimum Quarterly Royalty”)